Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

RIGHTSIDE GROUP, LTD.

at

$10.60 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase dated June 27, 2017

by

DTS SUB INC.

a wholly owned subsidiary of

DONUTS INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 26, 2017 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JULY 26, 2017), UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

June 27, 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been appointed by DTS Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Donuts Inc., a Delaware corporation (“Parent”), to act as Information Agent in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Rightside Group, Ltd., a Delaware corporation (the “Company”), at a price of $10.60 per Share (the “Offer Price”), net to the holder in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 27, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES IN THE OFFER.

The Offer is not subject to a financing condition. Certain important conditions to the Offer are described in Section 15 — “Certain Conditions of the Offer” of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Solicitation/Recommendation Statement on Schedule 14D-9 of the Company;

3. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Substitute Form W-9;

4. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the “Depositary”) by the Expiration Time or if the procedure for book-entry transfer cannot be completed by the Expiration Time;

5. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 12:00 midnight, New York City time, on July 26, 2017 (one minute after 11:59 p.m., New York City time, on July 26, 2017), unless the Offer is extended.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 13, 2017, by and among Parent, Purchaser and the Company (the “Merger Agreement”). The Merger Agreement provides, among other things, that (i) subject to certain conditions, Purchaser will be merged with and into the Company (the “Merger”), with the Company as the surviving corporation and a wholly owned subsidiary of Parent, and (ii) the Merger will be governed by Section 251(h) of the Delaware General Corporation Law (“DGCL”) and will be effected as soon as practicable following the acceptance of the Offer, without a meeting of the stockholders of the Company. Each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) treasury shares, (ii) Shares held by Parent, Purchaser or any wholly owned subsidiary of Parent, (iii) Shares held by the Company or any wholly owned subsidiary of the Company, and (iv) Shares owned by the Company’s stockholders who have properly preserved their appraisal rights under Section 262 of the DGCL), will be converted into the right to receive $10.60 in cash (or any greater per Share price paid in the Offer), subject to any applicable tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares, or completing the Offer or the Merger.

The Company’s Board of Directors, among other things, unanimously: (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company’s stockholders; (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer; and (iv) adopted a resolution having the effect of causing the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) not to apply to the execution, delivery or performance of the Merger Agreement, or the completion of the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

In all cases, Purchaser will pay for Shares tendered in the Offer only after timely receipt by the Depositary of (i) share certificates representing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. Holders of Shares whose share certificates are not immediately available or who cannot deliver their share certificates and all other required documents to the Depositary prior to the Expiration Time, or who cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Time, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee (other than to Innisfree M&A Incorporated, the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth below and on the back cover of the Offer to Purchase.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall render you the agent of Parent, Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free from the U.S. and Canada: (888) 750-5834

Banks and Brokers call collect: (212) 750-5833